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                                                                   Exhibit 99.4

                   THE KANSAS CITY SOUTHERN RAILWAY COMPANY

                  OFFER TO EXCHANGE UP TO $200,000,000 OF ITS
                         9 1/2% SENIOR NOTES DUE 2008
                      FOR ANY AND ALL OF ITS OUTSTANDING
                         9 1/2% SENIOR NOTES DUE 2008


 THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
 CITY TIME, ON                  , 2001, UNLESS EXTENDED (SUCH TIME AND DATE,
 AS THE SAME MAY BE EXTENDED, THE "EXPIRATION DATE").


                                                                         , 2001
To Our Clients:

   Enclosed for your consideration is a Prospectus dated               , 2001
(the "Prospectus") and a Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by The Kansas City Southern Railway Company (the "Company") to exchange its 9 1/2% Senior Notes due 2008 (the "Exchange Notes") for an equal principal amount of its outstanding 9 1/2% Senior Notes due 2008 (the "Outstanding Notes" and together with the Exchange Notes, the "Notes"). As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Outstanding Notes under certain circumstances relating to the Exchange and Registration Rights Agreement dated as of September 27, 2000 among the Company, the Note Guarantors listed therein and Chase Securities Inc., Banc One Capital Markets, Inc., Fleet Securities, Inc., Scotia Capital (USA) Inc., ABN AMRO Incorporated, BMO Nesbitt Burns Corp., BNY Capital Markets, Inc. and Tokyo-Mitsubishi International plc (the "Exchange and Registration Rights Agreement"). Outstanding Notes may be tendered only in integral multiples of $1,000.

   The enclosed material is being forwarded to you as the beneficial owner of Outstanding Notes carried by us for your account or benefit but not registered in your name. An exchange of any Outstanding Notes may only be made by us as the registered holder and pursuant to your instructions. Therefore, the Company urges beneficial owners of Outstanding Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such holder promptly if they wish to exchange Outstanding Notes in the Exchange Offer.

   Accordingly, we request instructions as to whether you wish us to exchange any or all such Outstanding Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Outstanding Notes.

   Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Outstanding Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00
p.m., New York City time, on                  , 2001, unless extended. The
term "Expiration Date" shall mean 5:00 p.m., New York City time, on
             , 2001, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. A tender of Outstanding Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
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   Your attention is directed to the following:

     1. The Exchange Offer is for the exchange of $1,000 principal amount of the Exchange Notes for each $1,000 principal amount of the Outstanding Notes, of which $200,000,000 aggregate principal amount was outstanding as
  of                  , 2001. The terms of the Exchange Notes are identical
  in all respects to the Outstanding Notes, except that the Exchange Notes have been registered under the Securities Act of 1933, as amended, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of liquidated damages to the holders of the Outstanding Notes under certain circumstances relating to the Exchange and Registration Rights Agreement.

     2. The Exchange Offer is subject to certain customary conditions. See "The Exchange Offer--Certain Conditions to the Exchange Offer" in the Prospectus.

     3. The Exchange Offer and withdrawal rights will expire at 5:00 p.m.,
  New York City time, on                  , 2001, unless extended.

     4. The Company has agreed to pay the expenses of the Exchange Offer.

     5. Any transfer taxes incident to the transfer of Outstanding Notes from the tendering holder to the Company will be paid by the Company, except as provided in the Prospectus and the Letter of Transmittal.

   The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

   If you wish us to tender any or all of your Outstanding Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Outstanding Notes held by us and registered in our name for your account or benefit.
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                                 Instructions

   The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of The Kansas City Southern Railway Company.

   This will instruct you to tender for exchange the aggregate principal amount of Outstanding Notes indicated below (or, if no aggregate principal amount is indicated below, all Outstanding Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of Outstanding Notes to be tendered for exchange:

   $

*I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Outstanding Notes in the space above, all Outstanding Notes held by you for my (our) account will be tendered for exchange.

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                                 Signature(s)

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  Capacity (full title), if signing in a fiduciary or representative capacity

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                    Name(s) and address, including zip code

Date: _________________________________________________________________________

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                        Area Code and Telephone Number

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                Taxpayer Identification or Social Security No.